Sabra Health Care REIT, Inc. Announces a Proposed Agreement to Expand Relationship with Recovery Centers of America; Provides Business Update; Reaffirms 2021 Outlook

IRVINE, CA (BUSINESSWIRE) Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (Nasdaq: SBRA) today announced it intends to enter into an agreement to expand its relationship with Recovery Centers of America (“RCA”) and provided a business update.

RCA Mortgage Loan

Under the proposed agreement with RCA, Sabra would provide RCA a $325 million mortgage loan secured by eight inpatient addiction treatment centers located in the Northeast and Midwest regions of the US (the “RCA Mortgage Loan”). Six of the centers are stabilized while two properties, opened during the past 12 months, are projected to stabilize in 2022. RCA provides medically supervised detox, inpatient treatment as well as partial hospitalization and intensive outpatient treatment at these properties. In addition, RCA has continued to provide ongoing outpatient therapy throughout the pandemic utilizing its proprietary digital health platform. The RCA Mortgage Loan, if and when issued, will bear interest at 7.5% per annum, have an initial five-year term and provide Sabra with a right of first offer to acquire the underlying facilities should RCA decide to sell any of these treatment centers. This financing, if consummated, will mark Sabra’s second transaction with RCA. Sabra previously acquired and funded the redevelopment of a property in the Pittsburgh MSA, which is leased to RCA and operates as Recovery Centers of America at Monroeville. The RCA Mortgage Loan is expected to close in the fourth quarter of 2021 and is subject to entry by the parties into transaction documents reflecting their proposed agreement, customary due diligence and satisfaction of customary closing conditions. Commenting on the RCA Mortgage Loan, Talya Nevo-Hacohen, Chief Investment Officer, said, “We are pleased to work with the RCA team in the first step to recapitalize RCA as it looks forward to continued growth in existing and new markets. Sabra’s investment in Recovery Centers of America at Monroeville was an early investment that has allowed us to witness RCA’s team and approach firsthand. Based on that experience, we see the mortgage loan as a strategic investment in RCA and underscores Sabra’s commitment to the behavioral health sector. Demand for inpatient and follow-on care is high and RCA’s commitment to providing high quality treatment is leading the sector into a new era of clinically-based protocols and professionalism.”

Business Update

Average Occupancy and Skilled Mix Census
Overall, average occupancy in our portfolio continues to recover from its low point as vaccine uptake has been high among patients and residents across the acuity spectrum. However, while infection rates remain low in our portfolio, occupancy growth in our skilled nursing/transitional care portfolio has slowed as the Delta variant has spread. Some states have increased restrictions on admissions when either a resident or employee test positive and in some cases visitation restrictions have been put back in place. Elective surgeries have been substantially curtailed in many markets as hospitals planned for increases in COVID-19 cases. The labor market remains extremely tight, requiring buildings to limit the number of admissions to allow the operator to balance existing patient care needs to available staff.

•Average occupancy for our Skilled Nursing/Transitional Care portfolio hit a trough in the final weeks of December 2020. Our top eight Skilled Nursing operators, which comprise 71% of our Skilled Nursing rent as of June 30, 2021, saw increased average occupancy of 554 basis points from the late-December 2020 low point through the end of August 2021, a decrease of 47 basis point from the previous month.

•Skilled Mix census in our Skilled Nursing/Transitional Care portfolio stands 178 basis points higher as of the end of August 2021 compared to February 2020 pre-pandemic levels.
•Average occupancy for our Senior Housing - Leased portfolio bottomed out during the first half of February 2021 and has increased 716 basis points through the end of August 2021, an increase of 212 basis points from the previous month.
•Average occupancy for our same-store, wholly-owned Senior Housing - Managed portfolio bottomed out during the first half of March 2021 and has increased 413 basis points through the end of August 2021.
•Average occupancy for our same-store, wholly-owned managed assisted living portfolio has increased 633 basis points since its low in late March, an improvement of 208 basis points from the previous month.
•Average occupancy for our same-store, wholly-owned managed independent living portfolio has increased 376 basis points since its low in early May, an improvement of 349 basis points from the previous month.
•Occupancy from February 2020 through the end of August 2021 for our Specialty Hospitals and Other portfolio excluding one property in lease-up, is essentially unchanged and has remained strong throughout the pandemic.

Avamere
Avamere Family of Companies (“Avamere”) leases 27 skilled nursing/transitional care facilities and one continuing care retirement community from us (primarily in Oregon, Colorado and Washington) and comprised 8.0% of our total revenue for the six months ended June 30, 2021. Oregon, Colorado and Washington have been hit particularly hard by the latest spike in COVID-19 cases as a result of the Delta variant which, combined with state mandated admissions limitations associated with any COVID-19 cases occurring in skilled nursing facilities in those states and increased labor pressure has resulted in recent census declines, labor cost increases and cash flow constraints for Avamere. In response to these constraints, we intend to enter into an agreement with Avamere whereby we will use Avamere’s $11.9 million letter of credit to fund rent for September through November of 2021 and continue to assess the possible need for further assistance beyond November. Under our proposed agreement with Avamere, Avamere will provide us additional credit enhancements and commit to replenishing the letter of credit over time. Avamere has also advised us that they have several new business initiatives which they expect will positively impact their cash flow. Furthermore, the potential for additional government relief for health care providers announced by the U.S. Department of Health and Human Services (“HHS”) on September 10, 2021 could have a significant impact on Avamere’s need for any further assistance from us beyond November. Our evaluation of the impact of these recent events and the mitigation efforts on Avamere’s ability to pay its lease obligations in the future are ongoing and no determination has been made as to whether these leases should be moved to cash basis accounting in accordance with applicable accounting standards. We intend to complete that evaluation by the time we report our financial results for the quarter ending September 30, 2021. In the event we conclude Avamere’s leases should be accounted for on a cash basis, we would record a one-time write off of approximately $44 million of straight-line rent receivables and above-market lease intangible assets and cease booking non-cash rental revenue related to Avamere leases. Assuming no changes to contractual cash rent, eliminating non-cash rental revenue for Avamere would result in a decrease in total revenues of $0.4 million and $0.8 million for the fourth quarter of 2021 and full year 2022, respectively, and represent an increase in total revenues of $0.4 million in 2023.

Collections
From the beginning of the COVID-19 pandemic through August 2021, we have collected 99.8% of our forecasted rents.

COVID-19 Provider Funding
On September 10, 2021, the U.S. Department of Health and Human Services (“HHS”) announced that it is making $25.5 billion in new funding available for health care providers affected by the COVID-19 pandemic. This funding includes $8.5 billion in American Rescue Plan resources for providers who serve rural Medicaid, Children's Health

Insurance Program, or Medicare patients, and an additional $17 billion for Provider Relief Fund (“PRF”) Phase 4 for a broad range of providers who can document revenue loss and expenses associated with the pandemic. The portal to apply for this funding will open on September 29, 2021. Additionally, in light of the challenges providers are facing due to recent natural disasters and the Delta variant, HHS also announced a 60-day grace period to help providers come into compliance with their PRF reporting requirements if they fail to meet the deadline on September 30, 2021, for the first PRF reporting time period.

2021 Outlook
We reaffirm our previously issued earnings guidance for the year ended December 31, 2021. As noted previously, our earnings guidance does not include any anticipated funds from the PRF for our Senior Housing - Managed communities.

Commenting on the Avamere developments, Rick Matros, CEO and Chairman, said, “We have been fortunate in that our tenants have not required substantial rent deferrals or other relief to this point. However, Avamere faces additional challenges, including from the stricter approach on admissions taken by Oregon, Colorado and Washington, notwithstanding that the Avamere portfolio has not experienced above average COVID infection rates, including with respect to the Delta variant, despite the fact that infection rates have increased in the surrounding communities. As part of its mitigation plan, Avamere is in the process of opening COVID-specific units to assist the state of Oregon, which should help local hospitals, the state and Avamere manage through this challenging environment. Avamere is also working on opening COVID-specific units in the state of Washington. Avamere is a very good operator with solid state relationships and we look forward to a strong continuing relationship with them.”

About Sabra
Sabra Health Care REIT, Inc., a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a "REIT") that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.
Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com
FORWARD-LOOKING STATEMENTS SAFE HARBOR

This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Examples of forward-looking statements include all statements regarding our expectations regarding the terms and timing of the RCA Mortgage Loan; our expectations regarding the impact of the COVID-19 pandemic on Avamere and the potential for governmental relief that would help mitigate the challenges faced by Avamere; our expectations regarding Avamere’s potential opening of COVID-19 units in Oregon and Washington and the financial benefits to Avamere from doing so; our expectations regarding Avamere’s ability to timely satisfy its contractual lease obligations; our expectations regarding whether Avamere’s leases should be accounted for on a cash basis, and if so, the accounting impact of such change; and our other expectations regarding our future financial position, results of operations (including our earnings guidance for 2021, as well as the assumptions set forth therein), and plans and objectives for future operations.

Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: the ongoing COVID-19 pandemic, including the risk of additional surges of COVID-19 infections due to the rate of public acceptance and efficacy of COVID-19 vaccines or to new and more contagious and/or vaccine resistant variants, and measures intended to prevent its spread, and the related impact on our tenants, operators and Senior Housing - Managed communities, including Avamere; the possibility that Avamere’s planned business initiatives will not be successful, or that Avamere will be unable to obtain sufficient, or any, additional government relief from HHS, to mitigate its cash flow constraints and pay its lease obligations; our ability to enter into agreements with RCA reflecting our proposed agreement regarding the RCA Mortgage Loan; our ability to close the RCA Mortgage Loan on the terms and timing described in this release, or at all; our ability to enter into an agreement with Avamere reflecting our proposed agreement with Avamere; our dependence on the operating success of our tenants; the potential variability of our reported rental and related revenues following the adoption of Accounting Standards Update (“ASU”) 2016-02, Leases, as amended by subsequent ASUs, on January 1, 2019; operational risks with respect to our Senior Housing - Managed communities; the effect of our tenants declaring bankruptcy or becoming insolvent; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; the impact of litigation and rising insurance costs on the business of our tenants; changes in healthcare regulation and political or economic conditions; the impact of required regulatory approvals of transfers of healthcare properties; competitive conditions in our industry; our concentration in the healthcare property sector, particularly in skilled nursing/transitional care facilities and senior housing communities, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; the phasing out of the London Interbank Offered Rate (“LIBOR”) benchmark beginning after 2021; our ability to raise capital through equity and debt financings; risks associated with our investment in the Enlivant Joint Venture; changes in foreign currency exchange rates; the relatively illiquid nature of real estate investments; the loss of key management personnel; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; the impact of a failure or security breach of information technology in our operations; our ability to maintain our status as a real estate investment trust (“REIT”) under the federal tax laws; changes in tax laws and regulations affecting REITs (including the potential effects of the Tax Cuts and Jobs Act); compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT; and the ownership limits and takeover defenses in our governing documents and under Maryland law, which may restrict change of control or business combination opportunities.

Additional information concerning risks and uncertainties that could affect our business can be found in our filings with the Securities and Exchange Commission (the “SEC”), including in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.